Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

First Business Expects to Join Russell 2000 Index

MADISON, Wis., June 17, 2014 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (NASDAQ: FBIZ) expects to join the Russell 2000® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 27, 2014, according to a preliminary list of additions posted June 13, 2014 on www.russell.com/indexes.

Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. companies as of the end of May, ranking them by total market capitalization. The Russell 3000® Index measures the performance of the 3,000 largest U.S. companies. The largest 1,000 companies in this ranking comprise the Russell 1000® and the next 2,000 companies comprise the Russell 2000®. Membership in the Russell 2000®, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“We are very pleased to announce our expected addition to the Russell 2000® Index. We believe that our inclusion will further increase our exposure to investors and the financial community, allowing us to broaden our shareholder base,” said Corey A. Chambas, President and Chief Executive Officer. “We are excited for investors to learn about and benefit from our impressive growth prospects and historical shareholder returns.”

Following June 30, 2014, First Business is also expected to remain in the Russell Microcap® Index which consists of the smallest 2,000 of the 4,000 U.S. companies captured in Russell’s U.S. indexes. First Business’ market capitalization as of May 31, 2014 was $181 million, an increase of $65 million, or 56%, from May 31, 2013.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

Total returns data for the Russell 2000® and other Russell indexes is available at http://www.russell.com/indexes/americas/tools-resources/index-performance-calculator.page?.

About Russell:

Russell Investments (“Russell”) is a global asset manager and one of only a few firms that offers actively managed multi-asset portfolios and services that include advice, investments and implementation. Russell stands with institutional investors, financial advisors and individuals working with their advisors—using the firm’s core capabilities that extend across capital market insights, manager research, portfolio construction, portfolio implementation and indexes to help each achieve their desired investment outcomes.

Russell has more than $259 billion in assets under management (as of March 31, 2014) and works with over 2,500 institutional clients, independent distribution partners and individual investors globally. As a consultant to some of the largest pools of capital in the world, Russell has $2.4 trillion in assets under advisement (as of June 30, 2013). It has four decades of experience researching and selecting investment managers and meets annually with more than 2,200 managers around the world. Russell traded more than $1.6 trillion in 2013 through its implementation services business. Russell also calculates approximately 700,000 benchmarks daily covering 98% of the investable market globally, including more than 80 countries and more than 10,000 securities. Approximately $5.2 trillion in assets is benchmarked (as of December 31, 2013) to the Russell indexes, which have provided investors with 30 years of smarter beta.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies.

Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com